EXHIBIT 99.1

United Cannabis Corporation Announces Venture With Jamaica-Based Cannabinoid Research & Development Company Limited

Venture to Focus on Research and Development in Jamaica as the Country’s Justice Minister Announces Legislation has been drafted to Decriminalize Medical Marijuana on the Island

Denver, CO, Oct 2, 2014 (Marketwired via COMTEX) -- United Cannabis Corporation (OTCQB: CNAB) (the “Company” or “United Cannabis”) today announced that it has participated with a small group of Jamaicans to form a Jamaican corporation named Cannabinoid Research & Development Company Limited (“CRD” or the “Venture”). The Company owns a fifty percent interest in CRD.  The Company participated in the formation of CRD in order to further the Company’s mission of advancing the use of cannabis in medical therapies through biomedical and pharmaceutical research and development, within Jamaica. The Venture has identified a 30,000 square foot facility in Kingston’s industrial zone to serve as its corporate headquarters, but a lease has not yet been signed.

Despite its association with Jamaica and its culture, marijuana has actually been illegal there since the 1961 United Nations Single Convention on Narcotic Drugs. Ironically, the Jamaican government has been hesitant to decriminalize marijuana until now for fear of triggering hinted-at sanctions from Washington. That pressure has diminished in conjunction with the trend toward legalization in the US, and today the Jamaican government announced legislation has been drafted to decriminalize marijuana for medical purposes by the end of 2014.

Commenting on the announcement, Earnest Blackmon, Chief Executive Officer of United Cannabis, stated, “I have visited Jamaica during my 20-year career cultivating medical cannabis, and have long championed their decriminalization of marijuana. With that milestone clearly on the horizon, we formed CRD to formally establish our presence in Jamaica and begin preparing an application for a provisional license so we will be ready to apply the minute submissions are being accepted.”

Tony Verzura, Chief Technical Officer of United Cannabis, added, “We could not be happier about the news from Jamaica. The variety of strains cultivated there, along with the benefits of the Caribbean environment provide a wealth opportunity for discovery and growth. Our 50% ownership in CRD affords us with immediate access to the local resources and insight to the intricacies of the infrastructure, giving us real momentum as we enter the Jamaican market.”

Mr. Mark Richardson, Chief Technology Officer of Cannabinoid Research & Development Company Limited, stated, “I am excited to begin working with Tony, Earnie, and the rest of the United Cannabis Team. The work they have done in Colorado is on the cutting edge. Not only do they bring an extensive knowledge of the cannabis plant and its properties, but their ability to leverage technology and incorporate systems within the breeding process will be invaluable as we seek to pursue the vast opportunities here in Jamaica.”

Mr. Richardson went on to say, “While marijuana cultivation was deemed illegal during the past 50 years, the unrestrained cultivation by some factions resulted in the degradation of several of Jamaica’s original strains. One of the goals of CRD is to help restore the purity of those strains and standardize the breeding process to ensure this does not happen again.”

ABOUT CRD

Cannabinoid Research and Development Company Limited was founded this year by a small group of Jamaican cannabis advocates, with the cooperation of the Company, who felt that it was high time for as said in Jamaica, ‘freeing up the weed’. These desires were further buttressed by the government signaling through comments made by several Ministers this week that the Jamaican government has drafted legislation to establish medical marijuana and industrial hemp industries in Jamaica.

In closing, we salute the small farmers who they through their sacrifices, paying the ultimate price of incarceration, persecution and the separation from loved ones. It is the spirit, hope, dreams and aspirations of these people that is embodied in the dream and justification for CRD today.

About United Cannabis Corporation

United Cannabis Corporation was founded to provide leadership for the medical cannabis industry by offering patient driven solutions intent on improving biomedical and pharmaceutical pursuits thru the use of cannabis-based research, products and services.

For further information, please visit www.unitedcannabis.us

Forward-Looking Statements

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933, and are subject to Rule 3B-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and other results and further events could differ materially from those anticipated in such statements. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.

Contact:

MZ North America

Matthew Selinger

SVP

Tel: +1-949-298-4319

Email: mselinger@mzgroup.us

Web: www.mzgroup.us